Exhibit 10.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
SEVERANCE AND RETENTION PAY POLICY

I.	PURPOSE

This Lincoln Educational Services Corporation Severance and Retention Pay Policy (this “Policy”) was established by Lincoln Educational Services Corporation (the “Company”) to outline the procedure for granting severance and retention pay, at the discretion of senior management, to an eligible employee when such employee is involuntarily terminated or involuntarily transitioned from full-time to part-time.

This Policy supersedes any and all other policies and procedures relating to the same subject matter.

II.	SCOPE

This policy describes the benefits available to eligible employees under this Policy and serves as both the official plan document and the summary plan description that is required by the Employee Retirement Income Security Act of 1974 (“ERISA”).

The benefits contemplated under the terms of this Policy are intended to fall within an exception to the application of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder and this Policy shall be construed, as necessary, to comply with such Section and such guidance.

The Company retains the right to amend, modify or terminate this Policy in accordance with its terms and no such amendment, modification, suspension or termination shall require the consent of any employee.

Eligibility for specified pay:

A.	SEVERANCE PAY

Regular full-time employees who are not subject to a collective bargaining agreement. Only employees who have been involuntarily terminated for reasons other than gross misconduct, dishonesty, or violation of a Company rule or policy, and specifically for reasons as defined in Section III below.

B.	RETENTION PAY

Regular full or part-time employees who are not subject to a collective bargaining agreement. Only employees who are involuntarily terminated for reasons other than gross misconduct, dishonesty, or violation of a Company rule or policy, and specifically for reasons as defined in Section III below.

III.	PROCEDURE

A.	SEVERANCE PAY

1.	Severance pay may be granted, on a discretionary basis, to those eligible employees who:

(a)	are terminated involuntarily due to reduction in the work force, or

(b)	are terminated due to inability to perform the duties of their position, or

(c)	are terminated under such other circumstances as the Company may determine,

in each case provided such termination does not involve any finding of gross misconduct, dishonesty, or violation of a Company rule or policy.

LINCOLN EDUCATIONAL SERVICES CORPORATION
SEVERANCE AND RETENTION PAY POLICY

2.	When a non-Director or non-Senior Executive level employee is terminated under the conditions described above, the employee may be granted severance pay, based on the following guidelines:

Length of Employment	Amount of Severance (weeks of pay)	Length of Employment	Amount of Severance (weeks of pay)
Less than 1 year	1 week	8+ years, but less than 9 years	9 weeks
1+ year, but less than 2 years	2 weeks	9+ years, but less than 10 years	10 weeks
2+ years, but less than 3 years	3 weeks	10+ years, but less than 11 years	11 weeks
3+ years, but less than 4 years	4 weeks	11+ years, but less than 12 years	12 weeks
4+ years, but less than 5 years	5 weeks	12+ years, but less than 13 years	13 weeks
5+ years, but less than 6 years	6 weeks	13+ years, but less than 14 years	14 weeks
6+ years, but less than 7 years	7 weeks	14+ years, but less than 15 years	15 weeks
7+ years, but less than 8 years	8 weeks	15+ years or more	16 weeks

3.
When an Assistant Vice President, Assistant Controller, Corporate Director, National Director, Academic Dean, Director of Administrative Services, Director of Admissions, Director of Career Services, Director of Education, Director of Financial Aid: or another Director title deemed eligible by the Senior Vice President and Chief Human Resources Officer is terminated under the conditions described above, the employee may be granted severance pay based on the following guidelines:

Length of Employment	Amount of Severance (weeks of pay)	Length of Employment	Amount of Severance (weeks of pay)
Less than 1 year	2 weeks	5+ years, but less than 6 years	12 weeks
1+ year, but less than 2 years	4 weeks	6+ years, but less than 7 years	14 weeks
2+ years, but less than 3 years	6 weeks	7+ years, but less than 8 years	16 weeks
3+ years, but less than 4 years	8 weeks	8+ years, but less than 9 years	18 weeks
4+ years, but less than 5 years	10 weeks	9+ years or more	20 weeks

LINCOLN EDUCATIONAL SERVICES CORPORATION
SEVERANCE AND RETENTION PAY POLICY

4.
When the President & Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President or Group Vice President or Campus President, without an employment agreement with the Company, is terminated under the conditions described above, the employee may be granted severance pay based on the following guidelines:

Length of Employment	Amount of Severance (weeks of pay)	Length of Employment	Amount of Severance (weeks of pay)
Less than 1 year	2 weeks	5+ years, but less than 6 years	12 weeks
1+ year, but less than 2 years	4 weeks	6+ years, but less than 7 years	14 weeks
2+ years, but less than 3 years	6 weeks	7+ years, but less than 8 years	16 weeks
3+ years, but less than 4 years	8 weeks	8+ years, but less than 9 years	18 weeks
4+ years, but less than 5 years	10 weeks	9+ years, but less than 10 years	20 weeks
		10+ years or more	24 weeks

5.
When the President & Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, or Group Vice President, without an employment agreement, is terminated within twelve months after a Change in Control either by the Company without Cause, or by the employee for Good Reason, the employee may be granted severance pay and benefits, based on the following guidelines:

Length of Employment	Amount of Severance (months of pay)	Annual Target Incentive	COBRA Coverage	Outplacement
NA	12 months	Prorated to termination date	6 months	6 months

6.
When an employee with an employment agreement is terminated under the conditions described above or within twelve months after a Change in Control either by the Company without Cause, or by the employee for Good Reason, the employee will receive severance pay and benefits in accordance with his or her employment agreement.

7.
For purposes of this Policy, “Cause” shall mean (a) the employee’s failure to perform their duties (other than such failure resulting from incapacity due to physical or mental illness); (b) the employee’s failure to comply with any valid and legal directive of the Board or the person to whom the employee reports; (c) the employee’s engagement in dishonesty, illegal conduct or misconduct; (d) the employee’s embezzlement, misappropriation or fraud whether or not related to the employee’s employment with the Company; (e) the employee’s conviction of or please of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (f) the employee’s violation of the Company’s policies or codes of conduct including policies related to discrimination, harassment, performance of illegal or unethical activities and ethical misconduct; or (g) the employee’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public embarrassment or disrepute. “Good Reason” shall mean (a) a material reduction in the employee’s base salary other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions; (b) a relocation of the employee’s principal place of employment by more than 50 miles; or (c) a material, adverse change in the employee’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while the employee is physically or mentally incapacitated); provided, however, that the employee cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty days of the initial existence of such grounds and the Company has had at least thirty days from the date of such notice to cure such circumstances if curable; and further provided, that if the employee shall not have terminated his or her employment within ninety days after the first occurrence of the applicable grounds, the employee will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

LINCOLN EDUCATIONAL SERVICES CORPORATION
SEVERANCE AND RETENTION PAY POLICY

8.
Receipt of severance payments shall be conditioned upon the execution and delivery of a release of claims form in the form specified by the Company from time to time which may include, without limitation, a non-compete provision, a non-disparagement provision, a non-solicitation provision, a confidentiality provision and such further terms as the Company may determine. In addition to execution and delivery of the release of claims form, payment of severance shall be conditioned upon the employee’s continued work, in a satisfactory manner, until his or her date of termination and the employee’s cooperation in transitioning all of the employee’s work in consultation with such employee’s supervisor or other designated employee.

9.	Timing of payments shall be determined as follows:

(a)
With respect to an employee aged 40 or older on the date that the employee executes the release of claims form (an “ADEA Employee”), the release of claims form must be executed and delivered within the time period specified under the terms of the applicable release of claims form; provided, however, that in no event will severance pay be paid in the event that a release of claims form is executed later than sixty days following the employees’ separation from employment.  For purposes of waiving any potential claims under the Age Discrimination in Employment Act (the “ADEA”) and for purposes of compliance with Section 7(f) of the ADEA and the applicable guidance thereunder, no severance pay shall commence prior to a period ending seven days following the execution of the release of claims form (the “Revocation Period”).  In no event will severance pay be paid with respect to an ADEA Employee if the release of claims form is revoked during the Revocation Period.  Severance pay shall commence with respect to an ADEA Employee as soon as practicable following expiration of the Revocation Period, which generally shall be the first regularly scheduled payroll date following the expiration of the Revocation Period and shall thereafter be paid in accordance with the Company’s regular payroll practice.

(b)
With respect to an employee younger than age 40 on the date that the employee executes a release of claims form (a “Non-ADEA Employee”), severance pay shall commence as soon as practicable which generally shall be the first regularly scheduled payroll date following the date on which the Non-ADEA Employee submits an executed release of claims form to the Company and shall thereafter be paid in accordance with the Company’s regular payroll practice.

(c)	Any payment of severance pay to an employee shall be subject to normal withholding for local, state and federal income taxes and Social Security taxes.

(d)
Upon the death of an employee who has not received all severance pay payable to him or her, the benefits otherwise payable shall be paid in the form of a lump sum to the employee’s estate as soon as practicable.

10.	Employees who receive severance pay and are subsequently rehired shall be eligible for additional severance pay based on their rehire date.

11.
The foregoing guidelines, and in particular the severance pay guidelines set forth in Sections III A 3-6, do not establish any entitlement.  The Company may vary the eligibility requirements and the amount of severance pay, if any.

LINCOLN EDUCATIONAL SERVICES CORPORATION
SEVERANCE AND RETENTION PAY POLICY

B.	RETENTION PAY

1.
Retention pay may be granted to those eligible employees who will be terminated due to a reduction in work force or such other reasons as the Company may determine, but are asked to continue working until a specified date.

2.
Employees may be eligible for up to four weeks of retention pay in addition to any severance pay. Retention pay may be increased to recognize such extended employment based on the length of time an employee is asked to continue working.

C.	ALTERNATIVE POSITIONS

1.
It is expected that employees whose positions are being eliminated will accept a comparable position if offered. Comparable positions may be located within the Company or within any company assuming control of the operation of any Company program and/or campus. Employees who elect not to accept a comparable position may not be eligible for severance or retention pay.

2.
For purposes of this Policy, “comparable position” means any position that pays a base salary of at least 85% of the employee’s then-current base salary, excluding overtime, benefits, or other aspects of employment, and is located within 50 miles of the employee’s then-current work location and/or the position can work remotely.

3.
If an employee is involuntarily transitioned from full-time to part-time the employee may elect to decline the part-time position and be eligible to receive severance pay as if the employee’s position had been eliminated.

D.	APPROVAL

All severance and retention pay is subject to the approval of the Senior Vice President and Chief Human Resources Officer. All severance and retention pay is subject to written severance and retention agreements.

E.	REPAYMENT OF SEVERANCE

Under this Policy, any employee who returns to work for the Company after an applicable termination shall be required to reimburse the Company for all severance amounts received less the number of weeks that the employee was unemployed. For example, if an employee receives six weeks of severance and is rehired within four weeks after his or her date of termination, the employee shall be required to repay two weeks of severance pay.

Employees are not required to repay any retention pay they receive.

LINCOLN EDUCATIONAL SERVICES CORPORATION
SEVERANCE AND RETENTION PAY POLICY

F.	CLAIMS

An employee must follow the Policy’s claim procedure including the rules relating to appeals before initiating any legal action with respect to a claim for benefits under this Policy.

An employee may file a claim for payment of benefits under this Policy by submitting such claim in writing to the Senior Vice President and Chief Human Resources Officer.  Within ninety days of receipt of such claim, the employee shall be notified, in writing, of the grant or denial of the claim, except in special circumstances where additional time is needed to process the claim; provided, however, that in no event will the extension exceed ninety days from the end of the initial ninety-day period.   Any denial will specify the reason or reasons for the denial, reference the relevant Policy provisions and provide an explanation of this Policy’s claim review procedures including any rights of the employee under ERISA.

Within sixty days following receipt by the employee of the denial, the employee may make written application to the Company’s President and Chief Executive Officer to be afforded a full and fair review of the denial in support of which the employee may submit written materials or other information deemed applicable.

The determination of the President and Chief Executive Officer shall not be made later than sixty days after receipt of the request for review by the employee unless special circumstances require and extension of time for processing in which case the determination shall be rendered not later than one hundred twenty days after receipt of the request for review by the employee.

The employee shall be provided with written notification of the determination on review and, in the case of an adverse determination, the notification shall set forth the specific reason for the determination as well as specific references to this Policy’s provisions on which the determination was based and a statement of the employee’s right to bring an action under Section 502(a) of ERISA.

No legal action may be commenced or maintained against the Company in connection with this Policy prior to the employee’s compliance with the claims procedure set forth herein.  Additionally, no legal action may be commenced against the Company in connection with this Policy more than ninety days after the determination of the President and Chief Executive Officer.

IV.	EXCEPTIONS

Exceptions to any part of this Policy may be made by joint decision of the Group President and the Senior Vice President and Chief Human Resources Officer.

V.	MISCELLANEOUS

This Policy contains all of the terms and conditions with respect to the benefits provided hereunder and no employee or former employee may rely on any other communication or representation, whether oral or written, of the Company as creating any right or obligation not expressly provided by this Policy.

This Policy shall not give any employee any right or claim except to the extent that the right is specifically fixed under the terms of this Policy.  The establishment of this Policy shall not be construed to give any employee a right to continue in the employ of the Company or to interfere with the right of the Company to terminate the employment of any employee at any time.

The validity, interpretation, construction and performance of the obligations created under this Policy shall be governed by ERISA and, to the extent not preempted by federal law, the laws of the State of New Jersey without regard to conflict of law principles.